Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Torrid Holdings Inc. of our report dated April 9, 2021, except for the effects of the stock split discussed in Note 7 to the financial statements, as to which the date is June 23, 2021, relating to the financial statements of Torrid Holdings Inc., which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Los Angeles, California

June 30, 2021